CONSENT OF INDEPENDENT ACCOUNTANTS

To the stockholders and Board of Directors of The Gillette Company:

     We consent to the incorporation by reference in the registration statement on Form S-8 of The Gillette Company of our report dated January 30, 1997 relating to the consolidated balance sheets of The Gillette Company and subsidiary companies as of December 31, 1996 and 1995, and the related consolidated statements of income and earnings reinvested in the business and cash flows and related schedules for each of the years in the three-year period ended December 31, 1996, which report appears or is incorporated by reference in the December 31, 1996 annual report on Form 10-K of The Gillette Company.

/s/ KPMG Peat Marwick LLP


KPMG PEAT MARWICK LLP

Boston, Massachusetts
April 18, 1997